Exhibit 10.1

AGREEMENT

This Agreement is entered into as of the 18th day of August, 2010 between Angeion Corporation, a Minnesota corporation, (“Angeion’) and BlueLine Partners, LLC, a California limited liability company and its affiliated parties (“BlueLine”).

RECITALS

WHEREAS, on August 10, 2010, BlueLine filed an Amended Schedule 13D (“August 10, 2010 Schedule 13D”) with the Securities and Exchange Commission (“SEC”), that, among other things, (i) proposed the reformation of the Board of Directors of Angeion, (ii) proposed the calling of a Special Meeting of Shareholders of Angeion to remove the current Board of Directors and replace the Board with new directors, and (iii) requested that current shareholders of Angeion complete and provide BlueLine with a “Demand by Shareholder for Special Meeting.”

WHEREAS, Angeion and BlueLine entered into discussions with respect to resolving the matters discussed in the BlueLine August 10, 2010 Schedule 13D and have agreed that it is the best interests of the Company’s shareholders, employees and customers to establish a framework under which Angeion can continue to operate and can implement some of the suggestions of BlueLine without calling a Special Meeting of Shareholders and incurring the expense of a proxy fight.

Therefore, Angeion and BlueLine hereby agree as follows:

1.                   As soon as practical after execution of this Agreement, but in no event more than 10 business days from the date of this Agreement, Angeion and Blue Line will establish a reconstituted Board of Directors, following the process set forth in this Agreement.

2.                   The reconstituted board will consist of seven members, four of whom, including Scott A. Shuda, are existing directors of Angeion.  The three continuing directors of Angeion other than Mr. Shuda will be current directors of Angeion initially acceptable to BlueLine and, together with Mr. Shuda, are designated as “Continuing Directors.”

3.                   The Continuing Directors will select three new directors, each of whom must be reasonably acceptable to each of the Continuing Directors.

4.                   Subject to the other provisions of this agreement, in selecting new directors, the Continuing Directors will take all steps necessary to ensure continued compliance by Angeion with the applicable rules of the Nasdaq Stock Market and Angeion committee charters.

5.                   Concurrent with the execution of this Agreement, each current director other than Mr. Shuda will deliver to the Board of Directors and to BlueLine a letter agreement in substantially the Form attached as Exhibit A, under which the director will agree to resign from the Angeion Board, with the resignation to be effective upon acceptance by the Board.

6.                   The Special Committee of the Board of Directors of Angeion referred to in the August 10, 2010 Schedule 13D has completed its investigation, reported its results to the Board of Directors and, the Board of Directors, finding that the Special Committee has concluded its investigation, has prior to the execution of this Agreement, caused the Special Committee to be disbanded.

7.                   Promptly after execution of this Agreement, Angeion will issue a press release, subject to BlueLine’s prior approval, outlining the terms of this Agreement and resolution of the BlueLine request for a Special Meeting of Shareholders.

8.                   BlueLine will immediately abandon all efforts to call a Special Meeting of Shareholders, and will promptly file an amended Schedule 13D with the SEC, withdrawing its request for a Special Meeting and will return or destroy all completed “Demand by Shareholder for Special Meeting” requests in its custody.

9.                   Angeion will promptly file a Form 8-K with the SEC disclosing the terms of this Agreement.

ANGEION CORPORATION

By:	/s/ K. James Ehlen
K. James Ehlen, Chair

BLUELINE PARTNERS, L.L.C., individually and on behalf of BlueLine Capital Partners, L.P., BlueLine Capital Partners II., L.P. and BlueLine Partners II, L.L.C.

By:	/s/ Scott A.Shuda
Scott A. Shuda, Managing Director